Exhibit 99.1

For Immediate Release:	Contact:	Peter D. Goldstein
General Counsel
(914) 921-7774

For further information please visit
www.gabelli.com

GAMCO Calls Subordinated Notes

Greenwich, CT, August 9, 2022 – GAMCO Investors, Inc. (“GAMCO”) (NYSE: GBL) announced today that it has elected to call the remaining $33.7 million principal amount of its subordinated notes due June 15, 2023 (CUSIP No. 361438AC8) (the “Notes”) at a price equal to $1,012.50 per $1,000 principal amount, which includes accrued and unpaid interest on such Notes through the September 15, 2022 payment date at the stated rate of 5.00% per annum. The Notes were issued to GAMCO shareholders as a special dividend of $2.00 per share in June 2021. GAMCO intends to fund the Notes repayment with cash on hand.

About GAMCO Investors, Inc.

GAMCO is known for its research-driven value approach to equity investing (known in the trade as PMV with a CatalystTM). GAMCO conducts its investment advisory business principally through two subsidiaries: GAMCO Asset Management Inc. (approximately 1,400 institutional and private wealth separate accounts, principally in the U.S.) and Gabelli Funds, LLC (24 open-end funds, 14 closed-end funds, 4 actively managed semi-transparent ETFs, and a SICAV). GAMCO serves a broad client base including institutions, intermediaries, offshore investors, private wealth, and direct retail investors. In recent years, GAMCO has successfully integrated new teams of RIAs by providing attractive compensation arrangements and extensive research capabilities .

GAMCO offers a wide range of solutions for clients across Value and Growth Equity, ESG, Convertibles, sector-focused strategies including Gold and Utilities, Merger Arbitrage, and U.S. Treasury Money Market Fixed Income. In 1977, GAMCO launched its flagship All Cap Value strategy, Gabelli Value, and in 1986 entered the mutual fund business.